EXHIBIT 99.1

Monarch Casino & Resort Reports Record 2024 Fourth Quarter Financial Results

Declares Cash Dividend of $0.30 per Share Payable on March 15, 2025

RENO, Nev., Feb. 11, 2025 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2024, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	Change	2024	2023	Change
Net revenue	$134,513	$128,186	4.9%	$522,186	$501,478	4.1%

Net income (1)(2)	$25,495	$18,202	40.1%	$94,053	$82,448	14.1%

Adjusted EBITDA (3)	$47,280	$43,003	9.9%	$180,394	$170,832	5.6%

Basic earnings per share	$1.39	$0.94	47.9%	$5.05	$4.28	18.0%
Diluted earnings per share (1)(2)	$1.36	$0.93	46.2%	$4.96	$4.20	18.1%

(1)	The year-over-year positive variances in Net Income and Diluted EPS in the fourth quarter of 2024 are result of: a) the effective tax rate (19.7% in the fourth quarter of 2024 and 28.6% in the fourth quarter of 2023), based primarily on the amount of the excess tax benefit on stock compensation; b) lower legal and consulting costs related to the ongoing litigation with the Monarch Black Hawk’s general contractor ($0.1 million and $2.8 million in the fourth quarter of 2024 and 2023, respectively); offset by c) higher depreciation expense ($13.4 million and $12.1 million in the fourth quarter of 2024 and 2023, respectively);
(2)	The 2024 year-over-year positive variances in Net Income and Diluted EPS are result of: a) the effective tax rate (21.6% in 2024 and 24.0% in 2023), based primarily on the amount of the excess tax benefit on stock compensation; b) lower legal and consulting costs related to the ongoing litigation with the Monarch Black Hawk’s general contractor ($0.8 million and $6.9 million in 2024 and 2023, respectively); offset by c) higher depreciation expense ($51.4 million and $47.3 million in 2024 and 2023, respectively);
(3)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
“Monarch ended 2024 with record financial results in both the fourth quarter and full year. Fourth quarter net revenue and adjusted EBITDA were $134.5 million and $47.3 million, respectively, resulting in a record fourth quarter EBITDA margin of 35.1%. Our performance in the fourth quarter and full year clearly underpins the effectiveness of Monarch’s operating strategies and our ability to drive sustained growth.

“Monarch Black Hawk continues to grow market share and increase revenue across all its business segments. The property benefited from its position as the premier resort casino in Colorado. Our luxury resort offerings and exceptional service continue to attract and retain mid-to-upper tier guests from the Denver and Boulder metro areas.

“In Reno, Atlantis is near the completion of approximately $100 million in capital investment in the redesign and upgrade of the property’s hotel rooms. We anticipate that the last stage of the project, which includes work on the remaining 246 hotel rooms, will be completed in phases by the second quarter of 2025. To introduce our new luxury’ hotel rooms to the public, we are launching a “Once is All it Takes” brand campaign. We continue to focus on implementing new technologies and processes across the property, which we believe will be financially rewarding over the long-term.”

Summary of 2024 Fourth Quarter Operating Results
In the 2024 fourth quarter, the Company generated net revenue of $134.5 million compared to $128.2 million in the corresponding prior-year quarter. Casino and hotel revenues increased 6.0% and 8.3%, respectively, compared to the prior year, while food and beverage (“F&B”) revenue decreased 0.7%.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2024 was $27.8 million compared to $28.7 million in the corresponding prior-year period, primarily driven by decreases in labor expense and advertising expense. As a percentage of net revenue, SG&A expense decreased to 20.7% from 22.4% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue increased to 36.8% during the fourth quarter of 2024 from 36.2% in the corresponding prior-year period primarily due to increases in labor expense and technology related expense. During the fourth quarter of 2024, F&B operating expense as a percentage of F&B revenue increased to 73.4% from 71.8% in the corresponding prior-year period due to an increase in cost of goods sold. Hotel operating expense as a percentage of hotel revenue decreased to 34.8% in the fourth quarter of 2024 compared to 37.6% in the corresponding prior-year period primarily due to an increase in average daily rate and effective cost management.

Net income for the fourth quarter of 2024 increased 40.1% and diluted EPS increased 46.2% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $47.3 million in the fourth quarter of 2024, which represents a $4.3 million, or 9.9%, increase compared to the same prior-year period.

Credit Facility and Liquidity
As of December 31, 2024, the Company had cash and cash equivalents of $58.8 million and no borrowings against its credit facility.

Capital expenditures of $10.7 million in the fourth quarter of 2024 were funded from operating cash flow and included capital expenditures related to the ongoing redesign and upgrade of guest rooms at Atlantis, as well as ongoing maintenance capital expenditures at both properties.

On December 15, 2024, the Company paid a cash dividend of $0.30 per share to its stockholders of record as of December 1, 2024. The cash dividend was funded from operating cash flow.

We believe that Monarch’s strong balance sheet and free cash flow favorably positions the Company to continue investing in its properties and paying cash dividends. The Company has been diligently evaluating potential M&A transactions, which we believe could drive additional long-term value for our stockholders.

Quarterly Dividend Declaration
The Company today announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on March 15, 2025 to stockholders of record as of March 1, 2025. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; (iv) our expectations regarding the completion of room renovations at the Atlantis; and (v) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  our counterclaims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have against our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., or others, in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same, including those claims asserted in the above-mentioned litigation against PCL Construction Services, Inc.;
  the outcome of the litigation by and against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently awaiting the Court's decision on their respective claims following the trial on the matter;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine and Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues
Casino	$77,093	$72,714	$293,813	$282,292
Food and beverage	32,581	32,816	127,474	126,628
Hotel	18,210	16,813	76,357	70,986
Other	6,629	5,843	24,542	21,572
Net revenues	134,513	128,186	522,186	501,478

Operating expenses
Casino	28,371	26,300	109,172	102,771
Food and beverage	23,914	23,559	93,916	91,629
Hotel	6,330	6,327	26,221	26,434
Other	3,056	2,920	12,061	11,469
Selling, general and administrative	27,837	28,657	108,286	105,819
Depreciation and amortization	13,365	12,142	51,359	47,294
Other operating items, net	117	2,898	1,048	5,910
Total operating expenses	102,990	102,803	402,063	391,326
Income from operations	31,523	25,383	120,123	110,152

Interest income (expense), net	245	111	(104)	(1,625)
Income before income taxes	31,768	25,494	120,019	108,527
Provision for income taxes	(6,273)	(7,292)	(25,966)	(26,079)
Net income	$25,495	$18,202	$94,053	$82,448

Earnings per share of common stock
Basic	$1.39	$0.94	$5.05	$4.28
Diluted	$1.36	$0.93	$4.96	$4.20

Weighted average number of common shares and potential common shares outstanding
Basic	18,402	19,266	18,611	19,244
Diluted	18,758	19,595	18,971	19,618

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (In thousands, except per share data, unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$58,760	$43,361
Receivables, net	10,257	11,990
Income taxes receivable	1,523	1,006
Inventories	9,296	7,614
Prepaid expenses and other	10,586	10,995
Total current assets	90,422	74,966
Property and equipment, net	575,287	580,497
Goodwill	25,111	25,111
Intangible assets, net	345	299
Other long-term assets	418	-
Total assets	$691,583	$680,873
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,623	$23,092
Construction accounts payable	51,101	47,566
Accrued expenses	53,198	51,812
Short-term lease liability	921	897
Total current liabilities	118,843	123,367
Deferred income taxes	19,684	23,084
Long-term lease liability	13,143	14,021
Long-term debt	-	5,500
Other long-term liabilities	881	1,761
Total liabilities	152,551	167,733
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	193	191
19,364,531 shares issued and 18,436,540 outstanding at December 31, 2024;
19,154,031 shares issued and 19,091,497 outstanding at December 31, 2023
Additional paid-in capital	62,891	48,821
Treasury stock, 927,991 shares at December 31, 2024; 62,534 shares at December 31, 2023	(63,686)	(3,718)
Retained earnings	539,634	467,846
Total stockholders' equity	539,032	513,140
Total liabilities and stockholders' equity	$691,583	$680,873

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income	$25,495	$18,202	$94,053	$82,448
Expenses:
Stock based compensation	2,275	2,580	7,864	7,476
Depreciation and amortization	13,365	12,142	51,359	47,294
Provision for income taxes	6,273	7,292	25,966	26,079
Interest (income) expense	(245)	(111)	104	1,625
Construction litigation expenses (2)	135	2,827	799	6,946
Insurance claims proceeds, net (2)	-	-	-	(1,195)
(Gain) loss on disposition of assets (2)	(18)	71	249	159
Adjusted EBITDA (1)	$47,280	$43,003	$180,394	$170,832

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the "Other operating items, net" in the Consolidated Statement of Income.